UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2004

WMS INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8300	36-2814522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 South Northpoint Blvd., Waukegan, Illinois	60085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 785-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

2005 Incentive Plan.

On December 9, 2004, our stockholders ratified the WMS Industries Inc. 2005 Incentive Plan (the “2005 Incentive Plan”), which had been approved by our Board of Directors, subject to stockholder approval, on October 15, 2004. The 2005 Incentive Plan replaced our 2002, 2000, 1994, and 1991 Stock Option Plans, our 2000 and 1998 Non-Qualified Stock Option Plans and our Treasury Share Bonus Plan (the “Preexisting Plans”).

General Description of the Plan. The 2005 Incentive Plan authorizes a broad range of awards, including:

•	stock options;

•	stock appreciation rights;

•	restricted stock (a grant of actual shares subject to a risk of forfeiture and restrictions on transfer);

•	deferred stock (a contractual commitment to deliver shares at a future date);

•	other awards based on our common stock;

•	dividend equivalents;

•	stock-based performance awards, which are in effect deferred stock awards that may be earned by achieving specific performance objectives;

•	cash-based performance awards tied to achievement of specific performance objectives; and

•	shares issuable in lieu of rights to cash compensation, including under our elective non-qualified deferred compensation plan.

The 2005 Incentive Plan is administered by our Compensation Committee which has broad discretion to determine the terms and conditions of awards.

As of December 9, 2004, a maximum of 6,002,315 shares of our common stock were available for issuance under the 2005 Incentive Plan, representing the sum of (i) 2,313,706 new shares to be made available under the 2005 Incentive Plan, (ii) any shares remaining under the Preexisting Plans as of the effective date of the 2005 Incentive Plan which are not subject to outstanding awards (amounting to 76,961 shares as of December 9, 2004), and (iii) shares subject to outstanding awards under the Preexisting Plans as of the effective date of the 2005 Incentive Plan (amounting to 3,611,648 shares as of December 9, 2004) which may become available under the 2005 Incentive Plan in the event of expiration, termination or forfeiture of any outstanding award. With the ratification of the 2005 Incentive Plan, the shares available for grants under the Preexisting Plans are no longer available under the Preexisting Plan, but are instead available under the 2005 Incentive Plan. The number of shares reserved under the 2005 Incentive Plan is subject to adjustment in the event of stock splits, stock dividends, and other extraordinary events.

Eligible Participants. As with the Preexisting Plans, our directors, officers, employees and key consultants will be eligible to be granted awards under the 2005 Incentive Plan. In addition, a prospective employee may be granted an award, but no value may be realized under it if such person does not become an employee.

Stock Option Agreement. Stock option agreements evidence the grant by our Compensation Committee of an option to purchase common stock under the 2005 Incentive Plan. The agreements provide for the number of shares subject to the grant, the price at which the shares may be purchased, the vesting of the grantee’s right to exercise the option and termination and exercisability of the Option upon the occurrence of the grantee’s termination of employment or service to us or the grantee’s death, as determined by our Compensation Committee. The stock option grant is subject to and conditioned upon all of the terms and conditions of the 2005 Incentive Plan, all of which are incorporated into the stock option agreements.

Restricted Stock Agreement. Restricted stock agreements evidence the grant by our Compensation Committee of an award of restricted stock under the 2005 Incentive Plan. The restricted stock agreements provide for the number of shares awarded and the vesting of the grantee’s right to the restricted stock. As determined by the Compensation Committee, the agreement may provide for full vesting of the grant upon the occurrence of the grantee’s termination of employment or service to us due to death or permanent and total disability or involuntary termination of the grantee’s employment or service (other than by reason of willful refusal to perform duties). The restricted stock agreements also provide that, to the extent not yet vested, the restricted stock may not be transferred assigned, pledged or hypothecated in any manner, nor may unvested restricted stock be made subject to execution, attachment or similar process. The restricted stock grant is subject to and conditioned upon all of the terms and conditions of the 2005 Incentive Plan all of which are incorporated into the restricted stock agreements.

A copy of the 2005 Incentive Plan is incorporated in this report by reference to Appendix B our proxy statement for our 2004 Annual Meeting of Stockholders.

Indemnity Agreement.

At its December 9, 2004 meeting, our Board of Directors approved a revised form of Indemnity Agreement and authorized us to enter into the agreement with each of our officers and directors. The agreement provides that we will indemnify the applicable officer or director and hold him or her harmless from and against any and all losses which he or she may incur by reason of his or her election or service as our officer, director, employee, agent, fiduciary or representative (or any subsidiary or affiliate of ours) to the fullest extent permitted by law. The agreement also provides that we will purchase and maintain in effect for benefit of the indemnified party, binding and enforceable policies of directors and officers liability insurance. A form of Indemnity Agreement is attached to this report as Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibits	Description

10.1	WMS Industries Inc. 2005 Incentive Plan, incorporated by reference from Appendix B to our proxy statement for our 2004 Annual Meeting of Stockholders.

10.2	Form of Director and Officer Indemnity Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WMS Industries Inc.

By:	/s/ Kathleen J. McJohn
Name: Kathleen J. McJohn
Title: Vice President, General Counsel and Secretary

Date: December 15, 2004

Exhibit Index

Exhibits	Description
10.1	WMS Industries Inc. 2005 Incentive Plan, incorporated by reference from Appendix B to our proxy statement for our 2004 Annual Meeting of Stockholders.
10.2	Form of Director and Officer Indemnity Agreement.